EXHIBIT 99.1

Third Quarter 2007
Earnings
Transcript of Conference Call
October 25, 2007
The following is a transcript of Online Resources’ conference call discussing third quarter 2007 financial results at approximately 5:00 pm ET, October 25, 2007.
This transcript is edited for clarification and readability.

ONLINE RESOURCES

Operator:	Good evening my name is Kayla and I will be your conference operator today. At this time I will like to welcome everyone to the Online Resources Third Quarter 2007 Earnings Conference Call. All lines have been placed on mute to prevent any back ground noise. I would now like to turn the call over to Ms. Halloran, Managing Director of Corporate Communications. You may begin your conference.

Beth Halloran:	Thank you to everyone who has joined us today on our conference call for third quarter 2007 results. Shortly,

• Matt Lawlor, Chairman and CEO

• Ray Crosier, President and COO, and

• Cathy Graham, Executive Vice President and CFO, will present Online Resources’ financial and operating performance.

Before we get started, I want to invite you to view our press release in the Press Room and in the Investors section of our web site at orcc.com.

But first, as is our practice, I would like to preface our remarks today by taking full advantage of the Safe Harbor provisions of the Securities Litigation Reform Act. The following conference call contains statements about future events and expectations of Online Resources that are forward-looking and involve risks and uncertainties detailed in filings made by the company with the Securities and Exchange Commission. I’ll provide a more detailed review of the Safe Harbor provisions at the end of this call. Now to you, Matt.

Matt Lawlor:	Welcome everyone. Our call today will cover three topics:

▪ First, we delivered some strong financial results in the 3rd quarter. Earnings and revenue were up sharply, and would have well exceeded expectations without several modest accounting policy changes.

▪ Second, we continued to progress on our three strategic priorities. Billpay transaction volume and adoption is on track. We launched 4 new products. And we made good progress with our ITS integration.

▪ Finally, we will provide some additional new visibility into 2008 to complement our fourth quarter guidance. Our growth expectations are more moderate. But it is a more confident outlook, with continued high growth and leverage in our business model.

With that I’d like to turn the call over to Cathy to report on our financial results.

Cathy Graham:	This afternoon, I’ll review our third quarter results and provide you with fourth quarter and updated full year guidance. Additionally, though we have not given any 2008 guidance and will not do so until early December when we have completed our budget process, I will touch on some early direction for next year.

Our financial results for the quarter were at or above the high end of our guidance, after factoring out the impact of two accounting method changes. These changes had a cumulative impact on the third quarter of less than $500,000 to revenue and $200-$350,000 to earnings measures. They are not expected to have any material impact on future periods.

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We reported core net income for the quarter of $2.3 million, or $0.08 per share. This compared to breakeven core earnings per share for the third quarter of 2006. This improvement not only reflects the continued leverage in our business model, but also that we are outgrowing the acquisition financing costs related to our purchase of Princeton eCom.

Net income available to common stockholders was $1.1 million, or $0.04 per share, for the quarter. This represented a significant improvement from the $0.13 loss we reported for the third quarter of 2006, again largely because of leverage and outgrowing the Princeton financing costs.

An additional factor contributing to the improvement in net income available to common stockholders was the marking-to-market of a one-year price protection feature attached to the shares we issued in the ITS acquisition. We valued this feature at the acquisition date and created a liability for the potential obligation. By the end of the third quarter, increases in our stock price had reduced the amount of the liability by $1.5 million, resulting in a credit to interest expense and an increase in net income by that amount. This does not impact core net income, only the GAAP results.

Ebitda for the quarter was $8.2 million, 38 percent above Ebitda for the same quarter of 2006. Ebitda margin for the third quarter was 24 percent, continuing the trend of year-over-year improvement we had forecasted.

On the top line, revenue for the quarter was $34.2 million, representing 21 percent year-over-year revenue growth and 7 percent growth sequentially. The third quarter is typically one of our seasonally lower growth quarters but the inclusion of results from our ITS acquisition for half of the period increased the sequential rate.

Looking briefly at the balance sheet, our unrestricted cash was reduced to $15.6 million at quarter end, reflecting both positive cash flow and our use of approximately $21 million in cash in the ITS acquisition. Also, you will note that restricted cash has increased significantly to $11.9 million. This increase consists of approximately $10.4 million in customer bill payment funds in transit that the ITS business had in its possession at September 30. While our corporate policy is to segregate and hold these funds in trust for our customers, and not reflect them on our balance sheet, the ITS account structures are currently such that we believe we need to reflect these amounts as restricted cash with an offsetting liability to complete the payment. We are in the process of revising processes and account structures for the ITS platform and expect that we will remove this asset and liability from our balance sheet in early 2008, if not by year end.

Also, let me remind you that we have a filed and effective shelf registration in place. This allows us to sell common equity, in a reasonably rapid time frame, if we have a use for additional cash or at any other time of our choosing. If we were to offer shares at our current stock price, the transaction would be accretive to existing shareholders.

Now looking forward, we have provided fourth quarter 2007 guidance and updated our full year guidance in our earnings release, reflecting current expectations.

Our fourth quarter and resulting full year revenue guidance is lower than previously indicated. The current 2007 range represents a $700,000 reduction in the low end of our guidance, due to the migration of a larger partner off our platform and more conservative

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assumptions for the deployment of eCommerce expedited payment services. Ray and Matt will discuss both of these items in a moment.

Primarily as the result of our lowered revenue expectations, we are lowering our earnings guidance for the fourth quarter and full-year. Our current guidance reduces the low end of Ebitda expectations for full-year 2007 by approximately $1.1 million and the low end of core earnings per share by $0.03. Remember that in a high fixed cost business such as ours, reductions in revenue tend to result in disproportionately large reductions in earnings metrics.

Also, you will note that the revision to our Ebitda guidance seems somewhat larger that might be expected given the adjustments we are making to revenue and core net income. This arises from the post-acquisition analysis of the ITS cost structure in which we adjusted our expectations regarding the proportion of cash versus non-cash costs.

We are not yet prepared to give guidance for 2008 as we have not completed our budget cycle. Analysts, however, have published expectations for the period as a part of their continuing models. Our initial budget work indicates that revenue for 2008 will likely be about 5 percent below current consensus numbers. As you would expect, this amplifies into larger reductions in our earnings measures, given the current leverage in our business model. Therefore, we haven give you some early direction regarding our revenue and earnings growth expectations.

Preliminarily, we are expecting annual revenue growth in 2008 of 20 percent, Ebitda growth of 25 percent, and growth in core net income per share of 30 percent, with a range of plus or minus 5 percentage points around each. Matt will go into more detail and address the drivers of these measures later in his remarks

I realize that these revenue and earnings growth targets are fairly broad but as they are somewhat different than consensus expectations, we felt we should give you some direction now rather than waiting for our guidance release. We will be refining our 2008 expectations over the next several weeks as we complete the budget process and will provide you with tighter ranges and more specific guidance in early December.

In summary, we posted very solid third quarter results from operations. Looking forward, we believe that the factors moderating our near term growth are either behind us or visible and baked into our expectations. After resetting our baseline, we continue to be excited about the growth that can be driven by our underlying business fundamentals.

With that, I’ll turn the call over to Ray for an update on our operations and business drivers.

Ray Crosier:	Thanks Cathy. I’ll share with you the results in three major areas of focus: on the revenue side: significant sales, renewals, business expansions and losses; on the operational side: our progress on the ITS acquisition; and finally Renaissance.

We had an up-tick from second quarter’s 59 bank signings, closing 81 new financial institutions in 3Q. If you remember last quarter I talked about an expanding pipeline but lengthening sales cycles. This quarter shows a further expansion of the pipeline into later stages of the sales cycle, along with signs that it may be opening up with some significant deals coming to fruition. Here are a couple examples:

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▪    Kinecta FCU – a $4B credit union that bought bill payment, account opening, ACH, and e-statements. They converted from their own bill-payment system, and immediately experienced an 18 percentage point increase in their electronic rate. That certainly highlights the hidden costs and added expense associated with doing bill pay in-house.

▪    MB Financial – a $7B institution that bought our customizable hosted version of Internet banking, what we call Command, along with internet bill payment, consumer marketing, account opening, and customer service.

▪    And right after the close of the quarter a $1.5B institution that I can’t yet name bought our customizable on-premise Internet banking application, what we call Architect, along with internet bill payment, account opening, A2A payments, MoneyHQ, expedited payments, mobile and customer service.

All three are good examples of “suite” sales, where multiple products are purchased. All were also conversion sales, which tend to take longer to close, but are obviously worth more in the end.

On the eCommerce side, we had 22 new client sales. Almost the same story here, and equally exciting. Their pipeline got bigger, and it too advanced into later stages of the sales cycle, but without the pick-up in closings just yet. However, five new reseller deals were inked to distribute their products. One was $100B Fifth Third Bank, who will market CollectPay to their commercial treasury management clients. Another is Fair Isaac, who will market the web based Virtual Collection Agent service to hundreds of collection agencies and debt buyers through their ScoreNet network. Adding new partners to our distribution channel should bode well for future sales, so we’re equally pleased with the quarter eCommerce delivered.

Turning to renewals, we had four highs and one disappointment. Let’s start with the highs. First, we continue to renew over 90% of our clients and checking accounts in the Community Bank and Credit Union business. No change there. But on the former Princeton side we are seeing a huge up-tick in renewals, from a historic 50% to almost 80% year-to-date. Kudos to the account management folks in our Banking Payments group. You’re really making a difference.

Second high, a multi year renewal for another large client, M&T Bank. This is yet another example of our strategy playing out of “multiple sales of multiple products from multiple divisions” to a single client. They renewed their bill pay agreement with Banking Payments, added eLockbox services from eCommerce, and signed on as a reseller of CollectPay, becoming the fifth channel partner added in the quarter for the eCommerce division.

Third high, Commerce Bank, a large recently renewed client announced its acquisition by still another large client of ours, TD BankNorth. Once combined, they will form the 7th largest institution in the US. TD, you remember, signed a multi-year renewal in the first quarter this year.

And the fourth renewal highlight was the multi-year extension and expansion of our partner relationship with Postilion, S1’s large community banking division. We have become their preferred bill payment provider and the only one integrated with the Postilion Retail Internet banking front-end.

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That brings me to the one low for the quarter. Our partnership with Jack Henry expired in the third quarter, and we couldn’t come to terms on a renewal that worked for both of us. So, we executed a short term extension to allow for an orderly transition, and expect those clients to come off our direct platform in the fourth quarter.

But there is a silver lining. We only had the electronic portion of their payments, which represented approximately 1.5% of our revenue. And as it turns out the provider they are transitioning to uses us to process a portion of their electronic payments. So, some of those transactions will be coming right back in the door from them. How much is yet to be seen, but in any event the revenue won’t be going away entirely.

Up to now I’ve focused mainly on sales, but the true measure of how the business is progressing lies in user and transaction growth. If you’ll look at the operating data in the press release, I’d like to draw your attention to a couple numbers.

The first is bill payment transactions in Banking Services, which remained flat at 42.1 million. That is the result of only having BB&T for one month of the quarter. Adjusting for them and Citizen’s, our underlying business had a seasonally typical 5% sequential growth in transactions, and 6% sequential growth in users.

The second number I want to address is bill payment transactions in eCommerce, which grew a whopping 21% sequentially and 171% YoY. Those numbers benefit from ITS, but even without them, the legacy business grew an impressive 10% sequentially and 57% YoY.

In addition to the Operating Data in the press release, we have posted quarterly bill payment and user trend analysis charts on our web site. The numbers all reflect strong seasonal bill payment growth. Go to orcc.com, and you’ll find them under Press Room and Investors. [Editor’s note: Charts provided on page 22-23 in this transcript.]

Moving on to the ITS integration, in just two and a half months we’re approximately 75% complete. The staffs of both organizations are working together and melding nicely (as we knew they would), and we’ve made significant progress on all the infrastructure kinds of things you’d expect. The organization is coming together, the sales teams are market focused, clients have been communicated with and touched, and cross-sell opportunities to the ITS client base have been identified and are in progress.

Finally, that brings me to Renaissance. We’re done. We’ve now seamlessly migrated almost a thousand legacy clients to the new Java 2 platform without a hiccup. In my thirty years I’ve never seen as smooth a conversion as this. Hats off to everyone involved in what will long be remembered as one of the most successful events in the history of the company.

So, in summary, we were ultra busy and plenty productive across the enterprise last quarter. The entire organization stayed focused on execution, and we continue to set ourselves up for good things to come. Matt.

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Matt Lawlor:	Just to summarize, we had an excellent third quarter after factoring out accounting changes. Billpay user growth and transactions increased smartly on a seasonally adjusted base. We also saw some signs that the bottleneck in our client sales pipeline might be opening up with some major new contracts. We renewed some key clients, and new products were launched. We made good progress in integrating ITS. And, of critical importance to our banking groups, we successfully completed the conversion to our new Java platform.

While billpay growth fuels current growth, everything else I just talked about fuels future growth. It’s just a feeling, because the hard numbers are not yet showing the results. But if my instincts are right, Online Resources is better positioned then ever before to take industry leadership and drive shareholder value.

At the same time, as Cathy outlined, we need to be cautiously optimistic about 2008, and recognize our challenges. For starters, several previously announced clients will transition off our platform in the next several quarters. This will mitigate top-line growth, but we believe it will not offset the powerful expansion in the other parts of our business.

We are also taking our expectations for expedited-payment services down a notch. These are very high-value payments. Even the slightest change in volume assumption can have a large revenue and earnings impact.

▪    First, we want to be realistic in the launch of bank-based expedited payments. Our beta is going well and we are on-schedule for a first or second quarter 2008 roll-out. We’re confident we have a winner, but want to be particularly cautious about first-year adoption rates and on pricing – since there’s no bank-based precedent for expedited payments.

▪    Second, in our eCommerce business, we want to be more careful in our outlook for expedited fees. There’s lots of opportunity for us, but with other competitors looking to do the same business, our instincts tell us to be more conservative. In addition, after getting into more detail after the ITS acquisition, we decided to assume modestly longer implementation and sales cycles than had previously been projected. Most of ITS’ revenue is tied to the accounts receivables industry, using expedited payment for collections. There’s nothing fundamentally changed – just more forecasting realism. We did the same thing with Princeton’s projections after we studied the timing of new client signings and implementations. The financial impact from ITS is not material, but contributes to a more conservative expedited fee outlook across the company. Even with the new assumptions, ITS is immediately accretive and, from early reports, our web-collections service has been well received by its client base.

The net affect of these more conservative assumptions for company-wide expedited payments is about $3 million in revenue, with a fair portion going to the bottom-line.

As Cathy also outlined before, we are also moderating our revenue expectations for bill payment services – in this case by approximately $4 million. Our transaction growth is strong after adjusting for seasonality and an exiting bank. However, as reported in prior quarters, the large, legacy Princeton banking clients are driving the growth more than the smaller ones. These large clients enjoy lower volume-based pricing. So we have re-set our revenue expectations to reflect this trend into 2008.

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This isn’t necessarily bad news. The large clients are deepening their relationship with us, providing greater client stability and other potential product opportunities. Their volume also allows us to invest more to achieve greater scale – such as the expansion our biller end-point network.

At the same time, this does not portend a major shift in our business mix. While our scale, flexibility and innovation are attractive to large banks, our core mid and small-sized business remains robust:

▪ First, we continue to show excellent “same store” adoption increases with the legacy Online Resources community banks and credit unions;

▪    Second, as Ray mentioned, we signed a significant agreement with Postilion. The Postilion partnership was basically inactive. Now, with a restructured agreement, we believe we can leverage our joint capabilities with Postilion’s community banks and credit unions;

▪ Lastly, in several cases, we could ultimately end up with more billpay transactions and profit going direct to clients, rather than relying on a partner’s distribution.

Similarly on the eCommerce side of our business, we have been adding some large potential billers to our pipeline. This will provide scale. But the core of our business supports mid-sized and small billers who are looking for a fully integrated solution. We sell to this market either directly or with partnerships such as the one with Fifth Third announced earlier this week.

This brings me to the strategic upside for next year. I believe our preliminary targets are doable, and we will communicate definitive numbers at our December guidance announcement. But even with our current moderation, growth will continue to be high, and we have some very large potential upside from new products and sales initiatives. However, due to their uncertainty, we do not yet feel comfortable adding them to our expectations.

On the flip side, I believe the certainty in our client base has risen sharply.. The large client retention risk from Princeton has worked its way through. We therefore believe the risk profile of the company is lower. At the same time, we are seeing an acceleration of large client signings.

As I said before, it’s just a feeling – and I know we have some proving to do – but as the only end-to-end provider focused solely on the web channel, Online Resources is positioned for growth like never before.

Thanks for listening. We’d be happy to answer your questions.

Operator:	Your first question comes from the line of Glenn Greene.

Glenn Greene:	Thank you and good afternoon everyone. Could you just update us on what your expectation is for ITS for ‘08? I thought it was initially about $20 million annual revenue. What are you thinking now?

Cathy Graham:	Actually, I think it was if we had owned them for the entire year of ‘07, it would have been a little bit less than that, So,Glenn. I think that we were talking somewhere in the high $18-$19 million range for ’07. We still believe , though ITS is part of the

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moderating our expedited payments, that we’re still looking at what we had discussed at the time of the acquisition — a 23-25% top-line growth for that company.

Glenn Greene:	So you’re looking for north of $20 million for that business in ‘08 certainly?

Cathy Graham:	Yes.

Glenn Greene:	So implicitly — and I haven’t done the math — your organic growth for next year is kind of like high single, low double-digits? Is that fair? If that?

Matt Lawlor:	If we do come in on revenue growth of 20%, then organic growth would be in the low end of the teens, yes. (Editor’s note: normalized organic growth (factoring out ITS and departing large clients) is 16%).

Glenn Greene:	I was under the impression you could probably grow 12 to 13% organic just based on adoption trends. What I’m trying to reconcile is what’s changed in the last couple of months and your long-term thinking on the natural drivers of this business based on adoption? Jack Henry I guess was only 1.5% of revenue, but that’s only about $2 million?

Matt Lawlor:	Yes, actually Jack Henry, Glenn, had actually been factored into our expectations in 2008. We knew they were at risk and we’ve been consistently messaging to you guys that we had provided for one client loss moving forward. If there was any surprise with Jack Henry, it was that they’re coming off in the fourth quarter. They affect expectations a little bit in fourth quarter, but not on the 2008.

Again, the changes (we are making), are not in the adoption rates. Let’s do a review of the changes.

First is that the revenue per bill payment is lower than we expected. This is because of the shift of transaction volume going to large banks, who are at lower volume-based pricing than smaller banks. So, while the adoption rate continues to grow, as expected, the (weighted) price per bill payment will be going down.

Now, again, this is something that we have talked about in two prior calls. We’re just seeing it as a trend. We’re a month into budgeting now, where we do a “bottoms-up” client-based review, we concluded that, indeed, this was a trend. And it should be reflected (in our forecast). So, that changed $4 million of organic growth that we would otherwise have expected.

The other $3 million (of lowered revenue expectation) is for the various reasons on the expedited payments. There’s a little bit more conservatism on ITS implementation and sale cycles, just like in Princeton. There’s a little bit more conservatism on the banking expedited payments, after reviewing the data. And, there’s a little bit of conservatism on some of the biller (non-ITS) expedited payments. All that amounts to $3 million (of lowered revenue expectation from expedited payments).

So, it’s about a 4-5% swing in our (revenue) expectations for 2008. And that $7 million (unfavorable billpay pricing mix, and lower expedited payments revenue) explains the variance versus (prior) organic growth expectations before going into this quarter.

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Glenn Greene:	So, (why) have things changed so precipitously in the last two months since the Analyst Day?

Matt Lawlor:	As I said in my remarks, these are just changes in assumptions that we’re making. We did not decide on a change (in the trend for bill payment pricing mix) until just last week. In fact, it was only after we did a bottoms-up review of all our clients for the budgeting process.

Secondly, before Analyst Day, we did not have (our post-acquisition) ITS full review (completed). We went in there, just like with Princeton eCom, and got down right to the level of micro-forecasting. There were assumptions they made in terms of the implementation and sales cycles, which (after review) caused us to be a little bit more conservative. It’s not much. This was added to the other conservatism on expedited payments from our (banking expedited fee) beta — which have resulted since the Analyst Day. We were watching that, and also competitive announcements on expedited payments.

So we just said, let’s bring it (the estimate for 2008 company-wide expedited fees) down another $3 million. There’s nothing fundamentally going on here. The change in our expectations only occurred last month, and we felt it’s important to get it out to you guys.

Glenn Greene:	What are you assuming at this point for ‘08 in terms of large bank losses or attrition?

Matt Lawlor:	We don’t see any. Look, this is what I was trying to say in my remarks. I think the risk level has gone down in the company. This (Jack Henry) is the last Princeton eCom client that we thought was at risk. And, again, we provided for them in 2008 expectations. We don’t see anymore (major clients) at risk.

We don’t expect any surprises, but it’s always possible that a client could come and surprise us and it have an impact in 2008. It’s always possible. But we don’t see any (large clients leaving the platform) that we don’t already know about and have been providing for. (Editor’s note: no single client or partners has revenue exceeding 3 percent of the company’s total revenue).

Secondly, we’re seeing a very significant positive opening up of the sales channel. That suggests that we could be signing more big banks than we possibly lose. So, we feel that with Jack Henry coming off the platform, that the risk level of our client base has gone way down. We were in negotiations (with Jack Henry) a long time. They were a great partner, but we couldn’t work it out. Now that client risk factor is out for us.

Glenn Greene:	Okay, thank you.

Operator:	Your next question comes from the line of David Parker.

David Parker:	Good afternoon everyone. First of all, I was curious to the reason behind the delay in the press release, this afternoon.

Beth Halloran:	It had to do with some misunderstanding with Business Wire and some complications there; I apologize for that.

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David Parker:	Okay. It feels like the last few quarters that you’ve either had some accounting policy change or you’ve moderated expectations. Did you feel, or have you had the opportunity recently to shore up your financial team? Do you feel like you have any material weaknesses in the company or how is your understanding on that or your thoughts on that?

Cathy Graham:	Actually, we’re in the middle of our SOX process right now and aren’t seeing anything in the way of material weaknesses. But the accounting policy changes that we have seen have been, at least this quarter, have been small and esoteric, related to embedded derivatives and other things of that nature. We have, I think one open position. But other than that, we’re in pretty good shape.

Matt Lawlor:	David – I’ll be straightforward with you. This is challenging that when you and the investment community,and we, as operators of companies, are expected to make future predictions of performance. Whether it’s (predicting) usage, transactions or whatever some event, then discount it back to have it reflected in a fair value (on the balance sheet), causes it to flow through your income statement.

Even a very well-versed accountant doesn’t understand some of this stuff. It’s getting more and more and more and more complicated. Adding more people, even adding the most professional people in the world, won’t help this. It’s (a burden) shared by every business. Unfortunately for us, because of where we are in the cycle (business model), every little change in revenue is amplified against our fixed cost base. Where we are in the cycle, it (fair value accounting) really runs havoc with your results.

So, in this quarter, it’s $300,000-$500,000 (in accounting adjustments affected whether we exceeded our guidance). That doesn’t really amount to that much. But you’d never believe the energy that has gone into making fair value assessments (behind those adjustments). We are not going to go into all the details here, because in the end they are not material. Except, I must say that I think this is the way (all) business is going. This will be in the future.

I think our (financial) team is absolutely first rate. I think our accounting firm is absolutely first rate. We’ll just deal with it as best we can, tell you what we know and be as transparent as possible.

David Parker:	Understood yes, it’s become a difficult job. Final question is just, if you could remind us on the timing of the client de-conversions. Specifically, I think Citizen’s already rolled off and BB&T, MBNA, and CNE. Then Jack Henry I think is in the fourth quarter now?

Matt Lawlor:	MBNA left us (with their acquisition) and is already gone. BB&T left in the beginning of August — the 2nd of August. CNE — we’re looking at them coming off the platform, sometime the first or second quarter of 2008. And Jack Henry as you mentioned in the fourth quarter of this year.

David Parker:	Great. Thank you.

Operator:	Your next question comes from the line of Matt McCormack.

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Matt McCormack:	Hi, good evening. Question I have is on pricing. Are you seeing any price decline acceleration? I know you said in the last few quarters it’s been about a 6% decline. But is that view changing now that you’re starting to run into this volume discounts?

Matt Lawlor:	The answer is yes (Editor’s note: due to mix). If you look at the declines, they across the various bill payment product categories — small banks and large banks and types of payments. The decline reflects the greater leverage in the business. Again, profit is goes up as you get more leverage. The pricing declines are about the same as cost declines.

Our question moving forward — which changes our assumptions moving forward — is we’re seeing a bigger mix of big bank payments, which are volume priced. So, billpay price has been going down — small and big bank prices have been going down pretty much at that same 6% rate. It’s the shift in mix here that is affecting our outlook. Again, every little shift in revenue then really amplifies itself on the bottom line.

Matt McCormack:	Okay, and in terms of your expectations for ‘08 (for lower billpay revenue) is $4 million. Is that all Princeton eCom clients that are hitting that, or is it some of your legacy ORCC billpay banking clients?

Ray Crosier:	Sure. CNE will be transitioning between now and middle of next year — although some of those clients may never come off. And there may be some silver lining there, with those who view them as us (CNe, as ORCC). They are like legacy Online Resources clients. BB&T was a Princeton., Jack Henry was a Princeton. And MBNA that was just mentioned a moment ago – it was with our card division from our very first acquisition Incurrent. So it’s not just Princeton.

Matt McCormack:	Okay, then in terms of these new deals that you’re winning, these large $4-$7 billion asset institutions, how competitive is the environment in terms of pricing to get those deals? And then, Matt, if you could just talk philosophically, how you balance growth versus profitability and why not just focus on the smaller banks that are less price sensitive?

Matt Lawlor:	We do focus on the small to mid-size clients. That’s our core. That’s our strategy. We are not changing strategy. I want to really emphasize that.

We are also in the big client market. We serve big, very large biller clients. And we serve some very large banks. So we’re in all markets. But our core (are mid and small clients) and our competitive advantage is our (integrated product) suite. — which, if you notice, is where our recent “sweet” wins are – that’s with “w”. So it’s all about selling a suite of services there (in the mid and small client market). There’s bundling. It’s obviously a much more value-oriented market. They’re looking for single point of accountability. The ability for us to bundle these services for them, to deal with a single provider, along with our new ability to customize our front-end internet banking. This has a been a big, big play for us, as does our account opening, as does the consumer marketing. It’s the suite that is winning. You’re correct, every client is price sensitive. Every client negotiates the best deal they can. But the fact of the matter what’s driving those sales is less price and more value.

In the big bank market, it’s mostly about price. It’s much more dominanted by price. But I must say that our flexibility and some of the track record of innovation is also resonating. When I say big banks, we’re talking about north of $6 billion, all the way up

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to the largest bank in the country. There we are not trying to sell suite. We are trying to sell our best of breed payments, where the quality is as good — if not better than anybody else in the business — but also the bevy of new innovative payment-based products and the flexibility in the way we deploy these product. We feel it’s making a competitive difference.

Ray Crosier:	When you think about the guys I talked about, they’re really mid-sized. They’re large for us, but they’re mid-sized institutions. They are buying this suite of services, and they’re typically all ending up with our internet bill payment. With our internet bill payment, we get to use our ICM marketing. When we use our ICM marketing, we can drive adoption in transactions.

When we sign a big giant client — the ones that I rattled off that were renewing — those are remittence services clients. We get files and we process payments. We’re not driving anything. We’re just processing. That’s a little bit different business (from the mid and small size banks).

So a couple of quarters ago, we signaled that while the pipeline was getting fatter. It was taking a little longer. But we were talking about what is traditionally been the sweet spot for Online Resources. We’re starting to see some of that stuff pop out (of the pipeline).

Matt McCormack:	Okay. I know in the past that you’ve given kind of a long-term organic growth rate target and Ebitda margin target. It does appear that there’s some structural changes? So how should we look at that ‘09 and beyond?

Matt Lawlor:	We’ll give you much more color, Matt, on that in December. It would be premature for us to make any (long-term) conclusions, That’s not to say we are backing off those targets. Please don’t interpret my non-answer as backing off the path those targets, or even possibly raising them — and I know that sounds like an absolute oxymoron given our 2008 direction here. But it wouldn’t be wise for us right now to comment on these (long-term goals).

We’ve given you the best of our knowledge. It’s materially enough different from the consensus, that we just said. It is the best and transparent thing to do to let our investors know the state of our forecast now (for 2008). We’ll come forward with much more detail in our December guidance and we’ll comment then on whether there is anything structurally going on. You can conclude from the prepared remarks that I’ve gave that I don’t think there is. But then again, we’ll see.

Operator:	Your next question comes from the line of Sam Chase.

Sam Chase:	This is all kind of confusing because I would say that a lot of our forecasts have been made by talking to you guys, and listening to you guys for the last six months. So what about Glenn’s comment earlier about organic growth rates. Where are we today? I’m understanding that we want to put some guidance out there to let everybody know the consensus is too high. But I think consensus is too high because we were all listening to you guys trying to extrapolate that for the last six months.

Matt Lawlor:	Sam, that’s a fair comment. We were just out on Analyst Day basically giving some idea (on 2008). We did not issue full guidance. But we sure did tell you investors that we felt organic rates were higher than we’re now looking at for 2008.

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Sam Chase:	I’m not here to cast stones, because we are where we’re at. So think about this. One question we talked about earlier is the zero percent sequential growth in bill pay. I know it’s due to this or due to that, and it’s 5%. But one problem with your guys’ business is that we used to know that our clients as small businesses. Then you acquired acquire companies and those clients get acquired or whatever it is. This used to be a very consistent 2 to 4% sequential growth company. So is that changing? In your forecast next year are we planning 3% sequential here?

Matt Lawlor:	Well remember sequential this (third) quarter is down, Sam, it’s very important go to the website.

Sam Chase:	Seasonality. I understand that. I get that.

Matt Lawlor:	To get to your question, which is a very good question and it is: Are big client losses systemic? Are we building them into our model? And I’ve got to say, I think we have.

Clearly, we haven’t been conservative enough with Jack Henry this (coming fourth) quarter. But we built Jack Henry (loss) into 2008. So that’s not the reason why our 2008 revenue has been moderated. So it’s not the client turnover. In fact, we have better visibility into clients. This was the only remaining large client that we knew was at risk. We’ve had renewals, and we’ve had nothing but (essentially) positives with all other (large) clients. We know who is coming off the platform and that Jack Henry is coming off (the fourth quqrter). It’s not the outcome we wanted. But we now know it and we feel much more comfortable going into next year. Now, we believe that we (effectively) have our hands around client retention. (Editor’s note: while none of our remaining large clients rated “at risk”, there’s always a risk that ORCC can be surprised”.

So again your point’s right on. We lost BB&T — this was Princeton client. We’ve now lost the Jack Henry — also part of the acquisition. But, indeed as Ray mentioned, we also lose some of our (large) legacy clients, every once in a while. They also make business judgments — as do we, in one of the cases — not to move forward.

Today I think we’re just in a very different position than we were a year ago, or even six months ago, or even three months ago. This is because Jack Henry (the last high risk client) has finally been determined. We don’t know any other (large) client that’s at risk.

Sam Chase:	Okay. About margins, I know you guys just gave direction on that. But when I extrapolated that out from what you were saying, it looks like margins on the Ebitda side at least are modestly expanding next year. Is that a fair statement?

Cathy Graham:	Certainly. As we pull back revenue, we would expect to pull back Ebitda margins, when we were talking about exiting 2008 at 30%. You probably want to pull them back (exiting the year by) a couple of percentage points. I (also) still think you’re going to see a couple of percentage point expansion, though we’re starting from a lower (fourth quarter) base.

Sam Chase:	Where am I wrong here – are incremental margins not what they used to be, or it’s because of the mix shift? It just seems like the margin profile is changing, or am I wrong in that statement?

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Matt Lawlor:	No. I think the margin profile that we have, Sam, hasn’t changed. It’s just that because of the volume of these banks that have come off the platform.

The (big bank) margins are a bit lower than they are with small banks. There are shifts in the business mix all the time.. On the other hand, we’ll be getting more expedited payments that have higher margins. And we’re now getting suite sales that have higher margins. So at this point in time — and maybe we can comment more at the December guidance call — we don’t see any thing fundamentally different here. It’s just where we are in terms of the business model; we’re at roughly $7 million less than the consensus out there. And when you’re leveraged the way we are, that really impacts your earnings.

Not just to be the eternal optimist around here, but remember there are upsides. If we do better on that revenue, it will have the same (converse) positive amplification on earnings. It’s just where we are in the cycle – the stage we’re at in the business model.

Sam Chase:	Two last questions.. You mentioned last call, and I think you started to address it today, that sales cycles had lengthened a little bit. We had some follow-up questions that it was related to a lot of the financial market turmoil and we didn’t think it was. It sounds like the same sales cycle gets better again, is that fair?

Ray Crosier	I wouldn’t say it’s getting better. I think what happened was you look at almost everybody as a conversion sale. The fact is that we’re concentrating so strongly on our suite sales. Those were no longer 4-to-6 month sales; those were 6-to-9 month sales, maybe even 12. They’re not getting any longer than that, and they’re probably not getting any shorter.

So, it took us a couple of quarters to let some of that (longer sale cycle) flow through to the pipeline. And be-you-me, I stare at that pipeline. I watch it go through the various stages and I’m watching it — it’s kind of like the snake swallowing the rat — you can see it go down. Well, I’m watching it go through the pipeline now. It’s starting to come out in our final stage, which is the close.

Sam Chase:	Okay. Then, Cathy, ITS contributions for Q4, in guidance — is there any ITS contribution put in there for the revenue side?

Cathy Graham:	Yes, as we had said last time, ITS would contribute. When we bought them, we said we hoped they would contribute to the second half of the year — which was basically half a quarter in Q3 and a full quarter in Q4 — about $7 million (revenue). We think that that’s down just a little bit, maybe by a 5-10% mark. So, a little bit lower base going into next year — for that 23-25% (revenue growth). If you annualize that, you’ll about get to a baseline 2007 number for them. Let me reiterate what Matt said – that transaction is profitable revenue for us — even with a little implementation delays, etc., it was an immediately accretive transaction and it continues to be so.

Sam Chase:	Okay. Thank you very much.

Operator:	Your next question comes from the line of Brett Huff.

Brett Huff:	Good afternoon everybody. Just a couple of quick questions, since a lot of my questions have been answered. I don’t know if this falls into the ‘08 guidance time in December, but prior and long-term planning you’ve talked about, I think a 12% adoption goal overall

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for the total base including eCom and the legacy business. Is that something you want to comment on now?

Matt Lawlor:	Yes, this quarter we’re right on track. As Ray talked about, sequential adoption that was flat, but adjusted to 5% growth (taking out BB&T, who departed in August). Seasonally factors are also adjusted out when you look at year-to-year. It’s right in line. We had good year-to-year transaction and user growth. They were both strong and so we’re feeling pretty good about the adoption goal. I will add that when BB&T came off, they had pretty strong adoption. So that hurt us a little bit. On the other hand, when one of the partners of ours came off, it had extremely low adoption. We will benefit from that. I guess the only thing I can tell you is that fundamentally, underneath it all, we feel good about where our adoption and payments goals are.

Brett Huff:	Okay. Just doing the math quickly, I think the revenue per transaction overall has gone up a little bit. Is that an ITS phenomenon? Or is there something else going on there? I am just taking the 51.2 (million transactions) and dividing it by the total payment revenues. Or the total payments revenue divided by the 51.2 million.

Cathy Graham:	It is likely ITS. I think that what you’re seeing, and I’ll have to prove it out for you Brett. But I think pretty confidently — 95%— it’s ITS. ITS is primarily a convenience (expedited) fee model. So they are getting much higher revenue per transaction.

Matt Lawlor:	Brett, coming back to our outlook into 2008, $4 million of that $7 million difference with consensus, was the pricing (mix) on the big banks. $3 million (of that $7 million difference) was expedited payments. It doesn’t take many expedited payments to change, before you start getting big, big revenue on the down side — and the upside, I might add.

We’re just moderating things here, guys. We understand it’s not a fun call for us, or for you. But at the same time, we’re doing right things in ITS. We’re doing all the right things in the eCommerce biller base. And we’re very hopeful that our bank-based expedited payments will be better than we are assuming.

Brett Huff:	Okay. In terms of other partners, we now know the fate of Jack Henry. But in terms of other potential partners — that are larger, other cores, similar folks like Postilion, etc —. where do you stand? And what is assumed in the ‘08 numbers, in terms of getting more of those folks to sign-on with you or otherwise?

Matt Lawlor:	We’re very optimistic on the partner side. We’ve got a number of discussions going. And there are no big partnerships that we see “at risk” — that could really impact us.

I will say Brett, being a little bit being circumspect, that there are times when partnerships work and when they don’t work. I look at COCC, for an example. It’s a model partnership. It’s worked. It’s good for them, and good for us. We’ve gotten a one plus one equals three in that relationship. There are a number of others that way. including Mid-Atlantic’s move in that direction

Then there are some partnerships that we’ve had, that maybe they (partners) have been disappointed – usually not by quality of service — but some other aspect of us, There, we’re better off going direct. We can control adoption and where we can better control our future. We have made a couple of decisions there.

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Thirdly, there are some partnerships we’d love to have. We’re working on them right now. There is a lot of interest and we’re pretty upbeat about it.

There’s no really general statement we can make — sometimes partnerships are good, sometimes they’re not. It takes two to tango. We’re feeling okay about what we’re doing in the partnership area. It makes sense to us.

Brett Huff:	Okay. Thanks and the last question is, just looking forward on operating expenses, I’m not asking for sort of specific guidance in ‘08. But are you going to address cost structures at all, knowing that the revenues coming down a little bit?

Cathy Graham:	As a part of our budget process, we’re always addressing cost structure. It’s part of the reason why we do our revenue ahead of time, and our costs afterward. That’s a given. I will tell you that the Company has accelerated a quality and efficiency program this year already — that’s already in process.

Brett Huff:	Okay that’s all I needed. Thank you.

Brett Huff:	Your next question comes from the line of Terry Babe of ThinkEquity Partners.

Terry Babe:	Thanks. Good afternoon. Just following up on the partnership relationships with the cores. Can you comment on where the discussions with Fiserv are going? And is that factored into your outlook? Any potential adverse implications there?

Matt Lawlor:	The answer is yes. Remember we have partnerships with a couple of their (Fiserv) affiliates. But the partnerships are ones where we hold the contracts. Well over 50% of those contracts don’t expire until beyond 2009. I will say that — though discussions between ourselves and Fiserv are obviously confidential — I think they’re going to remain “open” (allowing access to their clients). They are going to want to do what’s best for the customer.

The couple of partnerships that we have with Fiserv subsidiaries are really good. The clients like us and they would be very disappointed (if that changed) . Those contracts, again, are 3 to5 year (direct) contracts and that don’t expire mostly until after 2009. So we’re in pretty good shape there. Obviously, something (unexpected) could happen. We’re very cognizant of CheckFree and Fiserv coming together. But candidly we think that we’re going to hold on, if not grow, clients among a number of the core processors moving forward.

Terry Babe:	Okay. Thanks. Turning back to the margin front, looking at the midpoint of your outlook for the fourth quarter, Ebitda margin is in the low 26% range. I guess, just a month ago or so, or even going back to the Analyst Day, you were kind of targeting exiting the year at 28%. Has something really significantly happened in the last several weeks or couple of months to reduce this outlook?

Cathy Graham:	Yes. Some of that, quite frankly, is Jack Henry coming off the platform in the fourth quarter that reduces revenue outlook. It’s actually much easier to impact your margins in the longer–term (periods), like for 2008 than it is for 2006, — I mean, 2007. So yes, I think your adjustment is correct. And if you roll that forward, it plays right to the discussions we were having previously about the exiting 2008 margin.

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Terry Babe:	Okay, then do you still think that the incremental margin contribution on billpay still supports the one point increase in billpay adoption, translating to about $0.12 to EPS?

Matt Lawlor:	Yes, but we’ll get back to you on that (with December guidance).

There has been a change of mix in billpay adoption. Remember, we talked about to the big banks versus the smaller banks. Big banks obviously tend to have lower price because they’re volume-based and our costs are lower. So, how that all filters through the margins? We’ll have to get back to you. But my (initial) thought is that there’s no material impact. I must say, we need to we nail down the budget. We’ll then come back to you, Terry, and make some kind of statement in December. (Editor’s note: the early 2007 estimated earnings contribution increase of $0.12 per share assumes all factors held constant – price, costs, etc.)

Terry Babe:	Okay. Thanks guys.

Operator:	The next question comes from the line of Josh Jabs of Roth Capital Partners.

Joshua Jabs:	Good afternoon. I have just a couple of quick ones here. What does the competitive environment look like for the bank deals, given some of the recent M&A activity? And then do you know or has it been announced who’s taking over the Jack Henry business?

Matt Lawlor:	Let’s answer that first. We do know who will take over the business. But that’s confidential to Jack Henry. Ray mentioned that this provider has a partnership with Online Resources. So, in fact, we expect to process many of their transactions. So it won’t be entire (100 percent) leakage with the Jack Henry loss. We will get some of these transactions back. So we know who they are, but it’s not appropriate for us to talk about them.

Getting back to your other question Josh, in terms of the competitive environment, I hate to be so CEO – as “chief executive optimist”. I hope I’m also being realistic. All of us here on this call representing the Company and management, in particular, really have never felt better about our competitive position in the industry. We are signing banks in the community banking area like we haven’t signed in years. There’s a lot of full service (“suite” services). You can see the announcements. They’re bigger (than before). Even more importantly, they’re multiple product, multiple service sales.

Then going to the large bank market, where we’re a player. We don’t pretend to be the biggest player. But we’re getting receptivity. It’s not just on price, as we talked about.

Lastly , and probably the most optimistically, is it’s happening in eCommerce. We’re getting signings. We’re getting partnerships. You can see it in the transaction numbers. On top of that, you can see it on the pipeline.

In sum, Ray mentioned the other day that the weighted pipeline across the 3 divisions (Community Banking and Credit Unions, Banking CSP Payments for national banks, and eCommerce) has grown almost one-third in three months.

Joshua Jabs:	Okay. Then just the last question here. On the pricing trends, we’ve talked about it on the banking side. What does it look like on the biller side?

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Matt Lawlor:	There are really not any changes (modest price declines) there. It’s just like the bank side because of the leverage in the business – which is reflected, just like lower bank prices, with volume-based incentives, and other incentives reflecting our lower cost.

Ray Crosier:	The convenience fee side — the expedited payment side — is consumer paid. That’s really not under pressure. Those are people who have to make those payments last minute and get them posted (on the same day).

Other transactions that are part of our business are “cents per” and are widespread. But and there’s not a lot of pressure (beyond modest price declines reported) when you’re down to “cents per”. There’s more mix, sensitive to the product, than to the client.

Joshua Jabs:	Okay, great. Thank you.

Operator:	Your next comes from the line of John Kraft of D.A. Davidson & Co.

John Kraft:	Hi guys. I don’t want to beat a dead horse here. But I do want to ask in a different way — I understand that it might have been frustrating throughout ’07, given your original guidance. Maybe, Matt, you had your Chief Executive Optimist hat on with some pretty stretchy type of ‘07 goals. But given your optimism in client retention and the opening of the pipeline, is it fair to say that maybe you’ve gone to the other extreme here and been overly conservative?

Matt Lawlor:	No John. As the “chief executive optimist”, I believe the Company needs to grow. There’s every reason why we can grow and should grow. At the same time, this is why we have budgets, giving other people in the Company the chance to balance that optimism. So I think the best thing for us to do is to be as realistic as possible. We gave you some idea where direction (for 2008) is. We’re not trying to play games. It’s out of line with where you guys are.

For revenue, it’s 5% (difference with average analyst consensus). But because of where we are in the business model, it (the 5% moderation) amplifies itself into very material changes in profitability.

Now we’re still going to grow 30% (in core EPS), if in fact our direction is correct. We changed that. But it’s not going to be the 60% or something that a lot of you (in the investment analyst community) are looking for. Yes, there is upside, John. I sure do believe we’re going to hit (some of) them. But look, this is work-in-progress. We’re here as a team, and this is our best outlook.

John Kraft:	Okay. Ray, on a gross basis, how many signings did you have in the quarter?

Ray Crosier:	We had 81 banks, 22 on the eCommerce side for a total of 103 total sales.

John Kraft:	Okay, that’s nice. I didn’t hear any mention of the new relationship of Fifth Third. Is there any conversion of existing billers there? Or is that simply just going to be sold going forward?

Ray Crosier:	They will be selling our e-commerce products to their commercial treasury customers. No telling whether those customers are using somebody else or not. I suspect most of them would not. I don’t think we’ve got visibility into their customers and their pipeline

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at this stage of the game, having it just been announced a week ago to really answer that with any certainty.

John Kraft:	That’s not specifically modeled into your expectations yet?

Matt Lawlor:	That would be correct.

John Kraft:	Okay, great. Thanks guys.

Operator:	Your next question comes from Jay Roshanan.

Jay Roshanan:	Good afternoon. Most of my questions have been asked. Just wanted to know in the ‘08 outlook, are you including any impact from new customers from the larger pipeline opening?

Matt Lawlor:	Yes. But we recognize it’s speculative in getting new customers with longer sales cycles. But yes, in our (2008) revenue direction, we did consider new customers. But remember, there’s a lag time between when you sign a new customer, and when they finally get implemented (Editor’s note: so there’s little relative financial impact in 2008).

You don’t have to wait around for adoption, because usually these are all conversions. These are big sales with lots of revenue potential and multiple products. But they are complicated sales. This is why the sales pipeline is longer and why the implementation period is longer.

So we have included new signings in the direction that we gave you. We hope that there is again upside for that, particularly with some of the bigger clients giving their business to us.

Jay Roshanan:	Are you talking about new signings you already have or future new signings?

Matt Lawlor:	Future new signings.

Jay Roshanan:	Thank you.

Ray Crosier:	All the signings that we had this year that are in process and into implementation. If scheduled to be implemented (in 2008), they are definitely considered in that projection.

Jay Roshanan:	Sure.

Ray Crosier:	The ones we just announced will take four to six months to implement. So they will contribute some amount in ‘08. Alternatively, the guys we’re selling in the first and second quarter (of 2008) are not going to contribute next year — are not going to contribute a material amount of revenue until 2009.

Jay Roshanan:	Thank you very much.

Operator:	And there are no further questions.

Matt Lawlor:	I’d like to thank everybody for listening to the call. Again, we’re pleased with the operating results for third quarter. We’re obviously disappointed that we’ve had to

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moderate things here. But again, the message is the business is doing well. We are expecting to continue to grow very well next year and look forward to a very good conference call and earnings guidance in December. Thanks. I will now turn it over to Beth for the closing Safe Harbor statement.

Beth Halloran:	As a reminder of our intent to take advantage of Safe Harbor Provision, any statement in the preceding conference call that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include forecasted growth in Online Resources customer base, increases in the transactions being processed by customers, and growth in the number of consumers using online banking and bill paying services.

.Other forward-looking statements include those regarding Online Resources business outlook for 2007 and beyond and statements containing words such as anticipates, beliefs, plan, estimate, expect, intent and other words that signify forward-looking statements. We encourage you to review the Online Resources detailed periodic filings with the Securities and Exchange Commission for full disclosure of risk and uncertainties. Thank you for joining us; this concludes our call.

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Payment Trends
Banking Payments Users — Sequentional Growth (vs. Prior Quarter)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users
Banking Payments users — Annual Growth (vs. Same Qtr. in Prior Year)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users
Banking Payments Transactions — Sequentional Growth (vs. prior Quarter)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users

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Banking Payments Transactions — Annual Growth (vs. Same Qtr. Prior Yr)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users
Biller Payments Transactions — Sequentional Growth (vs. Prior Quarter)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users
Biller Payments Transactions — Annual Growth (vs. Same Quarter in Prior Year)
Shaded blue includes Princeton platform without large departing client in early December ‘06 and August ‘07 * Legacy ORCC User Growth: Q/Q growth does Not include adction of Princetion eCon Users

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